SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Swindon, United Kingdom – October 31, 2023 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensors, sensor-rich solutions and electrical protection devices used in mission-critical systems that create valuable business insights for customers, today announced financial results for its third quarter ended September 30, 2023.

"Sensata's results in the third quarter were in line with our guidance and reflect our commitment to deliver as we transition with our customers to widespread Electrification. Sensata remains on track to achieve its long-term growth goals, including scaling its Electrification business to $2 billion in revenue by 2026,” said Jeff Cote, CEO and President of Sensata. "Our ability to innovate and problem-solve across our rich history, as highlighted in our investor day last month, supports our commitment to our focused strategy on improving margins and delivering solutions for our customers in an increasingly electrified world."
Operating Results - Third Quarter
Operating results for the third quarter of 2023 compared to the third quarter of 2022 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $1,001.3 million, a decrease of $17.0 million, or (1.7%), compared to $1,018.3 million in the third quarter of 2022.
•Revenue decreased (0.7%) on an organic basis, which excludes a decrease of (1.0%) from foreign currency exchange rates versus the prior year period.
Operating income:
•Operating income was $116.3 million, or 11.6% of revenue, a decrease of $136.6 million, or (54.0%), compared to operating income of $252.9 million, or 24.8% of revenue, in the third quarter of 2022. The third quarter of 2022 included a one-time gain of $135.1 million related to the sale of the Qinex business.
•Adjusted operating income was $191.6 million, or 19.1% of revenue (20.3% on a constant currency basis), a decrease of $5.7 million, or (2.9%), compared to adjusted operating income of $197.3 million, or 19.4% of revenue, in the third quarter of 2022.
Earnings per share:
•Earnings per share was $0.41, a decrease of $0.50, or (54.9%), compared to earnings per share of $0.91 in the third quarter of 2022.

•Adjusted earnings per share was $0.91, an increase of $0.06, or 7.1% ($0.99 or an increase of 16.5% on a constant currency basis), compared to adjusted earnings per share of $0.85 in the third quarter of 2022.
Sensata generated $138.9 million of operating cash flow in the third quarter of 2023, compared to $93.8 million in the prior year period. Sensata's free cash flow totaled $87.2 million in the third quarter of 2023 compared to $57.5 million in the prior year period.
During the third quarter of 2023, Sensata returned approximately $18.3 million to shareholders through its quarterly dividend of $0.12 per share paid on August 23, 2023, and repurchased shares valued at approximately $35.2 million.
Operating Results - Nine Months
Operating results for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $3,061.6 million, an increase of $47.0 million, or 1.6%, compared to $3,014.6 million in the nine months ended September 30, 2022.
•Revenue increased 2.4% on an organic basis, which excludes a decrease of (1.5%) from foreign currency exchange rates and an increase of 0.7% from acquisitions, net of divestitures, each versus the prior year.
Operating income:
•Operating income was $383.1 million, or 12.5% of revenue, a decrease of $134.7 million, or (26.0%), compared to operating income of $517.8 million, or 17.2% of revenue, in the nine months ended September 30, 2022. The nine months ended September 30, 2022 included a one-time gain of $135.1 million related to the sale of the Qinex business.
•Adjusted operating income was $590.3 million, or 19.3% of revenue (19.9% on a constant currency basis), an increase of $16.7 million, or 2.9%, compared to adjusted operating income of $573.6 million, or 19.0% of revenue, in the nine months ended September 30, 2022.
Earnings per share:
•Earnings per share was $1.30, an increase of $0.04, or 3.2%, compared to earnings per share of $1.26 in the nine months ended September 30, 2022.
•Adjusted earnings per share was $2.80, an increase of $0.35, or 14.3% ($2.97 or an increase of 21.2% on a constant currency basis), compared to adjusted earnings per share of $2.45 in the nine months ended September 30, 2022.
Sensata generated $351.6 million of operating cash flow in the nine months ended September 30, 2023, compared to $235.7 million in the prior year period. Sensata's free cash flow totaled $215.4 million in the nine months ended September 30, 2023 compared to $125.3 million in the prior year period.

During the first nine months of 2023, Sensata repaid its variable rate Term Loan, returned approximately $53.4 million to shareholders through its quarterly dividend, and repurchased shares valued at approximately $60.3 million.
Segment Performance

	For the three months ended September 30,		For the nine months ended September 30,
$ in 000s	2023	2022	2023	2022
Performance Sensing (1)
Revenue	$753,988	$739,449	$2,249,700	$2,173,789
Operating income	$186,006	$181,931	$559,893	$535,438
% of Performance Sensing revenue	24.7%	24.6%	24.9%	24.6%

Sensing Solutions (1)
Revenue	$247,314	$278,819	$811,889	$840,797
Operating income	$71,345	$80,251	$230,813	$244,904
% of Sensing Solutions revenue	28.8%	28.8%	28.4%	29.1%
(1)    Effective April 1, 2023, we reorganized our reportable segments to move material handling products from Performance Sensing to Sensing Solutions to align with new management reporting. Prior year amounts have been reclassified
Guidance
"We are adjusting our fourth quarter guidance to reflect updated third party estimates for automotive production in the quarter due to the UAW strike. While the strike's impact is likely temporary, its impact on our results may vary from current expectations," said Paul Vasington, EVP and CFO of Sensata. "For the fourth quarter of 2023, we now expect revenue of $950 to $1,000 million and adjusted EPS of $0.79 to $0.89."

Q4-2023 Guidance
$ in millions, except EPS	Q4-23 Guidance	Q4-22	Y/Y Change
Revenue	$950 - $1,000	$1,014.7	(6%) - (1%)
organic growth			(5%) - 0%
Adjusted Operating Income	$176 - $194	$204.3	(14%) - (5%)
Adjusted Net Income	$120 - $136	$146.5	(18%) - (7%)
Adjusted EPS	$0.79 - $0.89	$0.96	(18%) - (7%)
Versus the prior year period, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately ($11) million at the midpoint and decrease adjusted EPS by approximately ($0.09) at the midpoint in the fourth quarter of 2023.
CFO Transition
Separately today, Sensata announced that Paul Vasington, EVP and CFO, has decided to retire and will be stepping down from these roles following the publication of the third quarter 10-Q in early November, and that Brian Roberts has been appointed to begin serving as EVP and CFO of Sensata as of that date. Mr. Vasington will remain an advisor to Sensata until April 2024 to ensure a smooth transition.

Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its third quarter 2023 financial results and its outlook for the fourth quarter of 2023. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q3 2023 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 7, 2023. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 1055825.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With approximately 21,000 employees and operations in 16 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, and (3) deferred gain or loss on derivative instruments. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.
Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
In discussing trends in our performance, we may refer to certain non-GAAP financial measures or the percentage change of certain non-GAAP financial measures in one period versus another, calculated on a constant currency basis. Constant currency is determined by stating revenues and expenses at prior period foreign currency exchange rates and excludes the impact of foreign currency exchange rates on all hedges and, as applicable, net monetary assets. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.
A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to public health crises, instability and changes in the global markets, supplier interruption or non-performance, the acquisition or disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks, and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our quarterly reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Net revenue	$1,001,302	$1,018,268	$3,061,589	$3,014,586
Operating costs and expenses:
Cost of revenue	687,959	694,535	2,090,538	2,038,218
Research and development	45,448	47,947	136,244	141,898
Selling, general and administrative	85,661	90,013	263,123	283,022
Amortization of intangible assets	39,970	40,313	135,307	114,485
Restructuring and other charges, net	26,004	(107,441)	53,262	(80,811)
Total operating costs and expenses	885,042	765,367	2,678,474	2,496,812
Operating income	116,260	252,901	383,115	517,774
Interest expense, net	(36,908)	(44,856)	(115,104)	(135,143)
Other, net	1,317	(21,371)	(8,215)	(111,067)
Income before taxes	80,669	186,674	259,796	271,564
Provision for income taxes	17,868	46,421	61,467	74,029
Net income	$62,801	$140,253	$198,329	$197,535

Net income per share:
Basic	$0.41	$0.91	$1.30	$1.27
Diluted	$0.41	$0.91	$1.30	$1.26

Weighted-average ordinary shares outstanding:
Basic	152,046	154,474	152,421	156,124
Diluted	152,379	154,943	152,922	156,855

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$889,703	$1,225,518
Accounts receivable, net of allowances	766,835	742,382
Inventories	683,646	644,875
Prepaid expenses and other current assets	152,981	162,268
Total current assets	2,493,165	2,775,043
Property, plant and equipment, net	874,126	840,819
Goodwill	3,864,490	3,911,224
Other intangible assets, net	921,444	999,722
Deferred income tax assets	93,858	100,539
Other assets	141,252	128,873
Total assets	$8,388,335	$8,756,220

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$1,888	$256,471
Accounts payable	515,095	531,572
Income taxes payable	28,399	43,987
Accrued expenses and other current liabilities	327,291	346,942
Total current liabilities	872,673	1,178,972
Deferred income tax liabilities	389,551	364,593
Pension and other post-retirement benefit obligations	39,131	36,086
Finance lease and other financing obligations, less current portion	23,456	24,742
Long-term debt, net	3,771,810	3,958,928
Other long-term liabilities	66,533	82,092
Total liabilities	5,163,154	5,645,413
Total shareholders' equity	3,225,181	3,110,807
Total liabilities and shareholders' equity	$8,388,335	$8,756,220

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$198,329	$197,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	96,877	94,562
Amortization of debt issuance costs	5,110	5,256
Gain on sale of business	(5,877)	(135,112)
Share-based compensation	24,454	24,180
Loss on debt financing	857	5,468
Amortization of intangible assets	135,307	114,485
Deferred income taxes	12,323	3,313
Loss on equity investments, net	678	75,135
Unrealized loss on derivative instruments and other	15,712	40,702
Changes in operating assets and liabilities, net of effects of acquisitions	(109,573)	(166,291)
Acquisition-related compensation payments	(22,620)	(23,500)
Net cash provided by operating activities	351,577	235,733

Cash flows from investing activities:
Acquisitions, net of cash received	—	(632,683)
Additions to property, plant and equipment and capitalized software	(136,224)	(110,424)
Investment in debt and equity securities	(390)	(7,773)
Proceeds from the sale of business, net of cash sold	19,000	198,841
Other	—	152
Net cash used in investing activities	(117,614)	(551,887)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	5,346	16,460
Payment of employee restricted stock tax withholdings	(12,067)	(7,834)
Payments on debt	(448,640)	(507,968)
Dividends paid	(53,380)	(34,271)
Payments to repurchase ordinary shares	(60,290)	(241,903)
Payments of debt financing costs	(747)	(13,369)
Net cash used in financing activities	(569,778)	(288,885)
Net change in cash and cash equivalents	(335,815)	(605,039)
Cash and cash equivalents, beginning of period	1,225,518	1,708,955
Cash and cash equivalents, end of period	$889,703	$1,103,916

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Performance Sensing (1)	75.3%	72.6%	73.5%	72.1%
Sensing Solutions (1)	24.7%	27.4%	26.5%	27.9%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Americas	45.3%	43.8%	45.6%	41.9%
Europe	25.6%	25.9%	26.5%	26.1%
Asia/Rest of World	29.1%	30.3%	27.9%	32.0%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Automotive (2)	55.8%	52.4%	53.0%	51.8%
Heavy vehicle and off-road (1)	20.5%	21.0%	21.4%	21.3%
Industrial (1)	13.0%	16.0%	15.1%	14.2%
Appliance and HVAC	4.8%	5.1%	4.8%	5.6%
Aerospace	4.9%	3.7%	4.6%	3.6%
All other	1.0%	1.8%	1.1%	3.5%
Total	100.0%	100.0%	100.0%	100.0%
(1)    Effective April 1, 2023, we reorganized our structure to move material handling products from the Performance Sensing reportable segment to the Sensing Solutions reportable segment to align with new management reporting. Accordingly, material handling revenue, which has historically been presented in the HVOR end-market, is now presented in the Industrial end-market. Prior period amounts for revenue by business and end market have been reclassified above.
(2)    Includes amounts reflected in the Sensing Solutions segment as follows: $10.4 million and $8.6 million of revenue in the three months ended September 30, 2023 and 2022, respectively, and $28.0 million and $27.8 million of revenue in the nine months ended September 30, 2023 and 2022, respectively.
Market Outgrowth (Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2023			September 30, 2023
	Reported Growth	Organic Growth	End Market Growth	Reported Growth	Organic Growth	End Market Growth
Sensata	(1.7%)	(0.7%)	(4.7%)	1.6%	2.4%	0.7%
Market outgrowth, or organic revenue growth less end market growth, can be lumpy during individual quarters due to timing of customer production launches, channel inventory, customer or platform mix, and changes in market share. For the last twelve months, market outgrowth is estimated to have been 460 bps and 660 bps for the past three years.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended September 30, 2023
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$116,260	11.6%	$17,868	$62,801	$0.41
Non-GAAP adjustments:
Restructuring related and other (1)	31,549	3.2%	(1,363)	30,186	0.20
Financing and other transaction costs	5,662	0.6%	—	6,038	0.04
Step-up depreciation and amortization	38,825	3.9%	—	38,825	0.25
Deferred gain on derivative instruments	(663)	(0.1%)	39	(148)	0.00
Amortization of debt issuance costs	—	—%	—	1,688	0.01
Deferred taxes and other tax related	—	—%	(1,122)	(1,122)	(0.01)
Total adjustments	75,373	7.5%	(2,446)	75,467	0.50
Adjusted (non-GAAP)	$191,633	19.1%	$20,314	$138,268	$0.91
(1)    Includes $28.9 million of charges related to the Q3 2023 Plan incurred in the third quarter of 2023, $21.4 million of which was recorded in restructuring and other charges, net. Refer to our Quarterly Report on Form 10-Q for additional information on the Q3 2023 Plan.

($ in thousands, except per share amounts)	For the three months ended September 30, 2022
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$252,901	24.8%	$46,421	$140,253	$0.91
Non-GAAP adjustments:
Restructuring related and other	16,394	1.6%	(427)	15,967	0.10
Financing and other transaction costs (1)	(110,883)	(10.9%)	3,761	(97,619)	(0.63)
Step-up depreciation and amortization	39,001	3.8%	—	39,001	0.25
Deferred (gain)/loss on derivative instruments	(102)	0.0%	(1,170)	4,501	0.03
Amortization of debt issuance costs	—	—%	—	1,823	0.01
Deferred taxes and other tax related	—	—%	27,121	27,121	0.18
Total adjustments	(55,590)	(5.5%)	29,285	(9,206)	(0.06)
Adjusted (non-GAAP)	$197,311	19.4%	$17,136	$131,047	$0.85
(1)    Includes a gain of $135.1 million on the sale of the Qinex Business in the third quarter of 2022, partially offset by $7.4 million of expense related to compensation arrangements entered into concurrent with the closing of various acquisitions and $13.5 million of transaction-related charges to sell the Qinex Business, each of which were recorded in restructuring and other charges, net. Also includes a $5.5 million loss related to the redemption of the 4.875% Senior Notes in the third quarter of 2022 and $4.0 million of mark-to-market losses on our equity investments, primarily our investment in Quanergy Systems, Inc, each of which is recorded in other, net.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2023
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$383,115	12.5%	$61,467	$198,329	$1.30
Non-GAAP adjustments:
Restructuring related and other (1)	65,568	2.1%	(2,667)	62,901	0.41
Financing and other transaction costs	14,175	0.5%	2,776	17,568	0.11
Step-up depreciation and amortization (2)	131,281	4.3%	—	131,281	0.86
Deferred (gain)/loss on derivative instruments	(3,860)	(0.1%)	(198)	788	0.01
Amortization of debt issuance costs	—	—%	—	5,107	0.03
Deferred taxes and other tax related	—	—%	12,102	12,102	0.08
Total adjustments	207,164	6.8%	12,013	229,747	1.50
Adjusted (non-GAAP)	$590,279	19.3%	$49,454	$428,076	$2.80
(1)    Includes $28.9 million of charges related to the Q3 2023 Plan incurred in the third quarter of 2023, $21.4 million of which was recorded in restructuring and other charges, net, with the remainder primarily in cost of revenue. Also includes $25.7 million of charges related to the exit of the Spear Marine Business in the second quarter of 2023, $15.2 million of which was recorded in restructuring and other charges, net, with the remainder primarily in cost of revenue. Refer to our Quarterly Report on Form 10-Q for additional information on the Q3 2023 Plan and the exit of the Spear Marine Business.
(2)    Includes $13.5 million of accelerated amortization related to the exit of the Spear Marine Business in the second quarter of 2023.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2022
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$517,774	17.2%	$74,029	$197,535	$1.26
Non-GAAP adjustments:
Restructuring related and other	24,431	0.8%	(563)	24,310	0.15
Financing and other transaction costs (1)	(80,624)	(2.7%)	2,767	5,218	0.03
Step-up depreciation and amortization	110,264	3.7%	—	110,264	0.70
Deferred loss on derivative instruments	1,740	0.1%	(3,372)	12,971	0.08
Amortization of debt issuance costs	—	—%	—	5,256	0.03
Deferred taxes and other tax related (2)	—	—%	28,455	28,455	0.18
Total adjustments	55,811	1.9%	27,287	186,474	1.19
Adjusted (non-GAAP)	$573,585	19.0%	$46,742	$384,009	$2.45
(1)    Includes gains on the sale of the Qinex Business in the third quarter of 2022 and changes in the fair value of acquisition-related contingent consideration amounts of $135.1 million and $9.4 million, respectively, partially offset by $38.4 million of expense related to compensation arrangements entered into concurrent with the closing of an acquisition and $15.6 million of transaction-related charges to sell the Qinex Business, each of which were recorded in restructuring and other charges, net. Also includes $75.1 million of mark-to-market losses on our equity investments, primarily our investment in Quanergy Systems, Inc., recorded in other, net.
(2)    Includes $11.4 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent companies in the Netherlands and the United States. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Cost of revenue (1)	$7,208	$8,687	$15,572	$12,062
Selling, general and administrative	3,727	4,461	7,749	15,191
Amortization of intangible assets (2)	38,434	38,703	130,581	109,369
Restructuring and other charges, net (3)	26,004	(107,441)	53,262	(80,811)
Operating income adjustments	75,373	(55,590)	207,164	55,811
Interest expense, net	1,688	1,823	5,107	5,256
Other, net (4)	852	15,276	5,463	98,120
Provision for income taxes (5)	(2,446)	29,285	12,013	27,287
Net income adjustments	$75,467	$(9,206)	$229,747	$186,474
(1)    The three and nine months ended September 30, 2023 include a charge of $7.0 million to write down inventory in the third quarter of 2023 as a result of business reorganization decisions made as part of the Q3 2023 Plan. The nine months ended September 30, 2023 includes a charge of $10.5 million to write down inventory related to the exit of the Spear Marine Business in the second quarter of 2023.
(2)    The nine months ended September 30, 2023 includes $13.5 million of accelerated amortization related to the exit of the Spear Marine Business in the second quarter of 2023.
(3)    The three and nine months ended September 30, 2023 include $21.4 million of charges related to the Q3 2023 Plan incurred in the third quarter of 2023. The nine months ended September 30, 2023 includes $15.2 million of charges related to the exit of the Spear Marine Business in the second quarter of 2023. The three and nine months ended September 30, 2023 and 2022 include $3.8 million, $7.4 million, $14.4 million, and $38.4 million, respectively, of expense related to compensation arrangements entered into concurrent with the closing of certain acquisitions. The three and nine months ended September 30, 2022 include a gain of $135.1 million on the sale of the Qinex Business. This gain was partially offset in the three and nine months ended September 30, 2022 by $13.5 million and $15.6 million, respectively, of transaction-related charges to sell the Qinex Business. The nine months ended September 30, 2022 also includes $9.4 million of gains related to changes in the fair value of acquisition-related contingent consideration amounts.
(4)    The three and nine months ended September 30, 2022 include a mark-to-market loss on our equity investments, primarily in Quanergy Systems, Inc, of $4.0 million and $75.1 million, respectively, and a $5.5 million loss related to the redemption of the 4.875% Senior Notes in the third quarter of 2022.
(5)    The nine months ended September 30, 2022 includes $11.4 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.
Free cash flow

	For the three months ended September 30,			For the nine months ended September 30,
($ in thousands)	2023	2022	% △	2023	2022	% △
Net cash provided by operating activities	$138,935	$93,845	48.0%	$351,577	$235,733	49.1%
Additions to property, plant and equipment and capitalized software	(51,780)	(36,355)	(42.4%)	(136,224)	(110,424)	(23.4%)
Free cash flow	$87,155	$57,490	51.6%	$215,353	$125,309	71.9%

Adjusted corporate and other expenses

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Corporate and other expenses (GAAP)	$(75,117)	$(76,409)	$(219,022)	$(228,894)
Restructuring related and other	9,234	7,964	20,915	13,125
Financing and other transaction costs	1,973	4,988	5,566	11,493
Step-up depreciation and amortization	391	298	700	895
Deferred (gain)/loss on derivative instruments	(663)	(102)	(3,860)	1,740
Total adjustments	10,935	13,148	23,321	27,253
Adjusted corporate and other expenses (non-GAAP)	$(64,182)	$(63,261)	$(195,701)	$(201,641)
Adjusted EBITDA

		For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	LTM	2023	2022	2023	2022
Net income	$311,479	$62,801	$140,253	$198,329	$197,535
Interest expense, net	158,780	36,908	44,856	115,104	135,143
Provision for income taxes	73,455	17,868	46,421	61,467	74,029
Depreciation expense	129,499	33,317	31,680	96,877	94,562
Amortization of intangible assets	174,609	39,970	40,313	135,307	114,485
EBITDA	847,822	190,864	303,523	607,084	615,754
Non-GAAP Adjustments
Restructuring related and other	78,708	31,549	16,394	65,568	24,873
Financing and other transaction costs	19,845	6,038	(101,380)	14,792	2,451
Deferred (gain)/loss on derivative instruments	(13,480)	(187)	5,671	986	16,343
Adjusted EBITDA	$932,895	$228,264	$224,208	$688,430	$659,421
Net debt and leverage

	As of
($ in thousands)	September 30, 2023	December 31, 2022
Current portion of long-term debt, finance lease and other financing obligations	$1,888	$256,471
Finance lease and other financing obligations, less current portion	23,456	24,742
Long-term debt, net	3,771,810	3,958,928
Total debt, finance lease, and other financing obligations	3,797,154	4,240,141
Less: discount, net of premium	(1,994)	(3,360)
Less: deferred financing costs	(26,196)	(29,916)
Total gross indebtedness	3,825,344	4,273,417
Less: cash and cash equivalents	889,703	1,225,518
Net debt	$2,935,641	$3,047,899

Adjusted EBITDA (LTM)	$932,895	$903,886
Net leverage ratio	3.1	3.4

Guidance

	For the three months ending December 31, 2023
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$132.7	$146.5	$70.1	$80.8	$0.46	$0.53
Restructuring related and other	2.3	3.5	2.3	3.5	0.02	0.02
Financing and other transaction costs	1.0	3.0	1.0	3.0	0.01	0.02
Step-up depreciation and amortization	40.0	41.0	40.0	41.0	0.26	0.27
Deferred (gain)/loss on derivative instruments(1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	1.6	1.7	0.01	0.01
Deferred taxes and other tax related	—	—	5.0	6.0	0.03	0.04
Non-GAAP	$176.0	$194.0	$120.0	$136.0	$0.79	$0.89
Weighted-average diluted shares outstanding (in millions)					152.0	152.0
(1)    We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods such adjustments have been significant to our reported GAAP earnings.

# # #
Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com